Exhibit 99.1

FOR IMMEDIATE RELEASE

Source: Inrad Optics, Inc.

INRAD OPTICS, INC. ANNOUNCES REDUCTION

IN WORK-FORCE

NORTHVALE, NJ, MARCH 7 – Optical component and crystalline device manufacturer Inrad Optics, Inc. (OTCBB: INRD) announced a combined work-force reduction of eight employees at its Northvale, NJ and Sarasota, FL production facilities effective March 1, 2013. This represents a reduction of approximately 9%. The Company has undertaken these steps to reduce costs and improve efficiencies within the organization. The move is expected to save the Company $658,000 annually including estimated fringe benefit costs and additional savings from reduced work hours for selected employees. This excludes one-time severance and accrued vacation payments to terminated employees of approximately $105,000 which the Company expects to pay in the first quarter ending March 31, 2013.

Amy Eskilson, President and CEO, said of the recent event, “The Company has made some very difficult decisions in regard to the reduction in force. This action will allow us to meet all our customers’ needs in a more cost effective manner. As we move forward, we will continue to look for additional opportunities to reduce costs and improve processes. Our product development and production capabilities remain intact.”

About Inrad Optics
Inrad Optics is a manufacturer of exceptional quality crystalline materials and devices, fabricated high precision glass, and metal optical components. Originally founded as Inrad, Inc., the organization matured via organic and acquired growth as Photonic Products Group, Inc., and in January 2012 announced its name change to Inrad Optics. Vertically integrated, manufacturing expertise includes solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the handling of large substrates, optical coatings and extensive in-process metrology. Inrad Optics’ customers include leading corporations in defense, aerospace, process control and metrology, medical and industrial laser sectors of the photonics industry, as well as government, national laboratory and university customers worldwide

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2011. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.